Exhibit 10.1

Agreement for Acquisition

Tuesday, March 29, 2011

Tim Hassett
HPEV, Inc.
27420 Breakers Drive
Wesley Chapel, FL 33544

Re:  Share Exchange Agreement with HPEV, Inc

Gentlemen:

This letter sets forth the terms of the binding letter of agreement of Z3 Enterprises, Inc (“Z3”), a Nevada corporation, a publicly traded company of the OTCQB to acquire from you Tim Hassett, B. Mark Hodowanec, C. Quentin Ponder  and D. Darren Zellers and HPEV, Inc. (“HPEV”) 100% of the shares of common and preferred stock in HPEV, Inc.  (“HPEV”)  a Delaware corporation for (a) 12,000,000 newly issued ordinary common shares of stock of Z3 and (b) One Hundred thousand (100,000) newly issued Series B convertible, exchangeable preferred stock of Z3, each share of which shall be convertible or exchangeable at HPEV’s option into one hundred (100) new issued ordinary shares for a total of 22,000,000 shares (upon conversion) of common stock of Z3 (“Exchange Shares”)  (c) Z3 agrees to make an additional capital investment in HPEV as follows (contingent upon financing and less cost of capital): Phase 1: $550,000 for development of a working prototype model in accordance with the objective in Exhibit B.. Phase 2: $5,000,000 upon demonstration of the completion of the working prototype model in accordance with the objective in Exhibit B; Phase 3: $50,000,000 upon completion of a registered public offering or private placement.

This transaction shall occur in the form of an agreement for the exchange of stock of the entities by the shareholders of HPEV and the Board of Directors of Z3. Once this agreement is consummated and all approvals obtained, the $550,000 to cover Phase 1 will be placed in escrow with Bank of America for transfer to HPEV, Inc. prior to an actual transfer of stock to either party. (This is expected to be funded over a period of 15-30 days).

1.           Share Exchange Agreement with HPEV Inc.  Z3 shall acquire 100% of all shares of stock of HPEV, Inc. (“HPEV Shares”) for the Exchange Shares pursuant to a long form Share Exchange Agreement in a form and content acceptable to each of Z3 and HPEV, which shall include the terms, representation and warranties customary in agreements of this type, including without limitation:

                      (a)  Warranty by Z3 that the financial condition and liabilities of Z3 are fully and fairly presented in Z3 filings with the Securities and Exchange Commission.

                      (b)  Warranty by HPEV that the assets and liabilities of HPEV are fully and fairly presented in the attached summary balance sheet of HPEV which shall include the patents identified in Exhibit A.  (The patents shall remain assets of HPEV under this Share Exchange Agreement. The patents may be assigned or licensed to any newly formed subsidiary of Z3.

                      (c)  The Approvals set forth in Paragraph 2 below shall all be given to the satisfaction of Z3’s and HPEV’s counsel, as their interest shall appear, on or before completion of the Share Exchange Agreement.

                      (d)  The Management Appointments for Z3 set forth in Paragraph 3 below shall be confirmed by appropriate corporate resolutions on or before completion of the Share Exchange Agreement.

                      (e)  The transfer of the HPEV Shares and the issuance of the Exchange Shares shall be completed and confirmed by opinion of Z3’s and HPEV’s counsel, as the case may be, prior to completion of the Share Exchange Agreement.  The Exchange Shares shall be unregistered and subject to resale and distribution restriction pursuant to Rule 144, provided that Z3 will undertake to register its ordinary shares to be issued to HPEV’s shareholders on completion and/or conversion or exchange of Series A convertible exchangeable preferred stock.

                      (f)  Both Z3 and HPEV shall have completed all due diligence and investigation of the affairs of the other party as each may determine necessary, appropriate or desirable.

2.           Approvals.  The completion of the transaction contemplated by the Share Exchange Agreement shall be subject to the following conditions and approvals (“Approvals”):

                      (a)  The approval by a majority vote of the Board of Directors and shareholders of Z3.  Promptly after execution of the Share Exchange Agreement, and as soon as feasible, Z3 shall obtain consent of the majority of its directors and shareholders for approval of the Share Exchange Agreement and Management Appointments, which management of Z3 will both recommend the Share Exchange Agreement and Management Appointments for approval by the shareholders of Z3 and vote as directors and as shareholders or proxy holder to approve the Share Exchange Agreement and Management Appointments.  Z3 may, at its discretion, obtain a fairness opinion for the Share Exchange Agreement from an investment bank or other financial advisor with experience in such transaction to be delivered to the Board of Directors and shareholders prior to approval of the Share Exchange Agreement.

                      (b)  The approval of the Share Exchange Agreement by HPEV’s Board of Directors and all Shareholders of HPEV.

                      (c)  Approval by FINRA of the change of control of Z3 and the continuation of Z3’s current FINRA listing, which may require approval of a reverse split of Z3’s ordinary shares to be approved at the Special Meeting.

3.           Management Appointments.  The Board of Directors of Z3 shall approve the appointment of the new Board of Directors and principal officers of Z3 (“Management Appointments”).  The Management Appointments shall include the following:

                      (a)  Z3 shall designate [five] new directors and HPEV shall designate [four] directors which may be existing directors of Z3.  [Three] of Z3’s designated directors shall be independent as defined by NASDAQ “(Independent”) and [two] of HPEV’s designated directors shall be Independent so that a majority of Z3’s directors shall be Independent.  Z3 shall appoint two of the three members of the Audit Committee and HPEV shall appoint one such member, all of whom shall be Independent and one of whom will be a “financial expert” as defined by NASDAQ.

                      (b)  Z3 shall appoint the Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Z3.  HPEV shall appoint the, the President, and the chief technology officer of Z3. In addition, HPEV shall appoint all officers of HPEV.  The Board of Directors of HPEV shall consist of three individuals and Z3 shall appoint one of the board members of HPEV.

                      (c)  The current management team of HPEV shall remain in place as will certain individuals management and otherwise for Z3.  Ross Giles, Judson Bibb, Zig Ziegler, Brian Duffy, Tim Hassett, B. Mark Hodowanec, and C. Quentin Ponder shall each receive new five (5) year employment agreements or independent contractor agreements on terms mutually agreed upon by Z3 and HPEV and the parties; any or each may or may not be officers of either Z3 or HPEV, as Z3 shall approve.

  4.           General Terms.

(a)  Professional Costs.  Each party shall pay the costs and expenses of its own advisers, if any, incidental to the negotiation, preparation and execution, of the Share Exchange Agreement.

           (b)  Entire Agreement.  This letter of intent contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.  This letter of intent is not intended to be a partnership under any applicable and neither party shall have or owe any fiduciary or similar duties to the other, except as specifically set forth herein.

           (c)  Notices.  Any notice or other communication required given hereunder shall be in writing and shall be deemed to have been properly given upon facsimile transmission (with written transmission confirmation report) at the number designated below (if delivered on a business day during normal business hours), or the first business day following such delivery (if delivered other than on a business day during normal business hours) whichever shall first occur.  The addresses for such communications shall be as set forth on the first page of this letter:

                      (d)  Amendments; Waivers.  No provision of this letter may be waived or amended except in a written instrument signed, in the case of an amendment, by both parties, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver shall be deemed to be a continuing waiver in the future or a waiver of any other provision nor shall any delay or omission of either party to exercise any right hereunder in any manner limit that party’s ability to exercise any such right thereafter.

           (e)  Headings.  The headings herein are for convenience only and shall not be deemed to limit or affect any of the provisions hereof.

                      (f)  Successors and Assigns.  The assignment by a party of this letter or any rights hereunder shall not affect the obligations of such party under this letter.

           (g)  Choice of Law. This Agreement shall be governed and construed in all respects in accordance with the laws of Nevada.  The Parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this agreement or otherwise, and any claim or dispute related to this agreement or the relationship or duties contemplated under this contract, including the validity of this arbitration clause, shall be resolved by binding arbitration by the American Arbitration Association, under the Arbitration Rules then in effect.

                      (h)  Publicity.  Each party shall consult with each other prior to the issue of any press releases or other public statements with respect to the transactions contemplated herein and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other.

                      (i)  Due Diligence. Each party agrees to cooperate with the other party’s due diligence investigation and to provide the other and each party’s authorized representatives, access to key employees and to books, records, contracts and other information pertaining to the business (the “Due Diligence Information”).

(j)  Confidentiality.  Non-competition. Each party will use Due Diligence information solely for the purpose of its due diligence investigation and unless and until the closing of the proposed transaction, each party, their affiliates, directors, officers, employees, advisors, and agents (the “Representatives”) will keep the Due Diligence Information strictly confidential.  Each party will disclose the Due Diligence Information only to those Representatives of the Purchaser who need to know such information for the purpose of consummating the proposed transaction. Each party shall be liable to the other for any breach of this paragraph.  In the event that the parties cannot agree on the terms and conditions of the letter, each party will return to the other materials containing Due Diligence Information, or will certify in writing that all such materials or copies of such materials have been destroyed.  Neither party will use any Due Diligence Information to compete with the other in the event that the parties are unable to close the proposed transaction.  The provisions of this paragraph will survive the termination of this letter agreement.

5. Execution of Contract in Counterparts; Facsimile Copies Acceptable. This Agreement shall be bound and sealed, each and every page shall be initialed, and the signatures of the Parties' duly authorized representatives shall be affixed as indicated below. The Parties stipulate and agree that this Agreement may be signed in counterparts, duly initialed and executed by each Party as set forth above. When each counterpart, duly initialed and executed, and delivery thereof has been made to each Party respectively, this Agreement shall then be considered to be an original, binding agreement between The Parties, whether received in hand, delivered by mail or courier, or transmitted via electronic facsimile transmission. The Parties further stipulate and agree that duly executed electronic facsimile transmission copies shall be acceptable and shall be considered to be as valid, legal and binding upon The Parties as the originals thereof.

Please confirm your agreement to the foregoing by signing below where indicated.

Very truly yours,

Z3 Enterprises, Inc.

                                                                                                                /s/  Ross Giles
By: Ross Giles
                                                                                                                Its: President

AGREED AND ACCEPTED on this 29th day of March 2011

HPEV, Inc.

/s/Tim Hassett
By:  Tim Hassett                                                                     /s/ Tim Hassett
Its: Chairman                                                                                 Individually

/s/ C. Quentin Ponder
Individually

/s/ B. Mark Hodowanec
Individually
/s/ D. Darren Zellers

Exhibit A

HPEV, INC.    PATENTS

Title Dkt #-----Filing Date-----Status Serial/Patent No.

1. Motor w/ Heat Pipes (US App) HAST 9608U1--------6/19/2007-------Issued 8/4/097,569,955

2. Motor w/ Heat Pipes (Cont App) - Hermetic HAST 9608C1------6/31/2009---- Patent Pending: 12/533,236

3. Motor w/ Heat Pipes (CIP App) - new submersible HAST 9608C2-------7/31/2009-------Patent Pending: 12/533,245

4. Composite Heat Pipes (US App) HAST D099U1-------1/12/2009--------- Patent Pending: 12/352,3013

5. Bearing Cooler (US App) HAST D151U1---------4/3/2009----- Patent Pending: 12/418,162

6. Tot Encl'd Air-HP-Air Cooled (US App) HAST D261U1-------8/6/2009------ Patent Pending: 12/536,921

7. PHEV System (US App) HAST D428US----------7/2/2010------ Patent Pending:  12/829,603

EXHIBIT B

PHEV Proof-of-Commercialization for Conversion of Large SUVs (Suburban size SUVs) & Full Size Pickup Trucks:

USE OF FUNDS

 Objective:

Modify & commercialize truck/SUV platform to demonstrate 50/60+ miles on battery power

 Vehicle to Modify:

Full Size ¾ or 1-Ton Pickup Truck/SUV:

▪	2500 Dodge Ram or Ford F350 or Hummer H2/H1

▪	4x4

Components & Costs:

Donor Vehicle                                                                                                   $40,000
67 kW induction motor (Built by TSM w/ TMI technology)                    $15,000
            Labor – induction motor design                                                        $45,000
67 kW IGBT drive (cooled by TMI technology, modified by TSM)        $15,000
            Labor – induction motor drive design                                              $45,000
Controller Development                                                                                  $40,000
22 Type 31 batteries                                                                                         $20,000
Battery Box, Cables, etc. (cooled via TMI technology)                             $15,000
            Labor – battery box, cables, etc. design                                           $45,000
11.5 AAM Axle (rear axle that is used in this truck)                                     $3,000
Custom built 11.5 AAM Rear Axle (axle that will be used in this truck)  $20,000
            Labor – Custom built 11.5 AAM Rear Axle design                        $45,000
Gear Set                                                                                                              $25,000
Miscellaneous (development, hardware, etc.)                                             $75,000

Total                                                                                                              $448,000

NOTE: The above are budgetary ROMs for component costs.  HPEV will refine cost estimates by obtaining quotes products similar to above components.  HPEV may also optimize the production with new or advanced technologies which may be identified by the company and may reduce this cost or accelerate the production of the working prototype prior to completion.

Timing:  Deliver fully commercialized vehicle- 6-8 months maximum.